Exhibit 3.1

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PARAMOUNT GOLD NEVADA CORP.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of Paramount Gold Nevada Corp., a Nevada corporation, does hereby certify as follows:

A. The board of directors of the corporation has duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.

B. The amendment and restatement of the articles of incorporation as set forth below has been approved by a majority of the voting power of the stockholders of the corporation, which is sufficient for approval thereof.

C. This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PARAMOUNT GOLD NEVADA CORP.

ARTICLE I
NAME

The name of the corporation is Paramount Gold Nevada Corp. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
PURPOSE

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV
AUTHORIZED CAPITAL STOCK

Section 1. Authorized Capital Stock. The Corporation shall have the authority to issue an aggregate fifty million (50,000,000) shares of capital stock, par value $0.01 per share, consisting of fifty million (50,000,000) shares of common stock, par value $0.01 per share (“Common Stock”). Common Stock may be issued from time to time by the Corporation for such consideration as shall be determined by the board of directors of the Corporation. The capital stock of the Corporation, after the consideration therefor has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and these Amended and Restated Articles of Incorporation (as the same may be further amended from time to time, the “Articles of Incorporation”) shall not be amended in this particular. No stockholder of the Corporation shall be individually liable for the debts or liabilities of the Corporation. Except as otherwise provided in the Articles of Incorporation, the Articles of Incorporation may be amended, in accordance with NRS 78.390, to increase or decrease the number of authorized shares of Common Stock (but no such decrease shall reduce the number of authorized shares of any class or series of the Corporation’s capital stock below the number of shares of such class or series then outstanding) with the approval a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, and without any separate vote by the holders of any class or series of the Corporation’s capital stock, irrespective of the provisions of NRS 78.1955(2) (or any successor provision thereto).

Section 2. Common Stock. Except as otherwise provided by the Nevada Revised Statutes (as amended from time to time, the “NRS”), a record holder of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of Common Stock shall have the right to cumulate votes. The holders of Common Stock shall not have any conversion, redemption or preemptive rights. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Articles of Incorporation. Except as otherwise provided by the Articles of Incorporation or the NRS, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors of the Corporation out of assets legally available therefor. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held.

ARTICLE V
DIRECTORS

Section 1. Board of Directors; Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. Except as otherwise fixed or provided for pursuant to the provisions of the Articles of Incorporation, the Total Number of Directors (as defined in Article XI) shall be determined from time to time, within the fixed minimum and maximum established in the bylaws of the Corporation (as amended from time to time, the “Bylaws”), exclusively by resolution adopted by the board of directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

Section 2. Vacancies. Any newly-created directorship that results from an increase in the number of directors and any vacancy occurring in the board of directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the vote of a majority of the directors then in office, although less than a quorum, by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until his or her successor shall be elected and qualified, or until his or her earlier death, disability, resignation, retirement, disqualification or removal.

Section 3. Removal. Any or all of the directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting as a single class.

ARTICLE VI
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 1. Annual Meetings of Stockholders. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the board of directors of the Corporation or a duly authorized committee thereof.

Section 2. Special Meetings of Stockholders. Except as otherwise required by law, special meetings of the stockholders of the Corporation for any purpose(s) may be called at any time only by or at the direction of (a) the board of directors of the Corporation, (b) the chairman of the board of directors or (c) two or more directors.

Section 3. Stockholder Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly noticed and called annual or special meeting of the stockholders and may not be undertaken or effected by written consent. In no instance where action is duly and properly authorized by written consent need a meeting of stockholders be called or, unless otherwise required by applicable law, notice given.

ARTICLE VII
COMPETITION AND CORPORATE OPPORTUNITIES

Section 1. Purposes. The provisions of this Article are set forth (a) to regulate and define (i) the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as may involve members of the board of directors of the Corporation who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined in Article XI), and (ii) the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection with such affairs and such classes or categories of opportunities, and (b) in recognition and anticipation that certain directors, principals, officers, and employees may serve as directors, officers or agents of the Corporation may now or in the future engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage.

Section 2. Renunciation of Certain Corporate Opportunities. To the fullest extent permitted by law, none of the Non-Employee Directors and their respective Affiliates (collectively, the “Identified Persons”) shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any of such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, and the right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article. Subject to Section 3 of this Article, in the event that any Identified Person acquires knowledge of a potential transaction or business opportunity which may be a corporate opportunity for such Identified Person and for the Corporation or any of its Affiliates, such Identified Person, to the fullest extent permitted by law, shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for such Identified Person, or offers or directs such corporate opportunity to another Person.

Section 3. Limitations. The Corporation does not renounce its interest in, and Section 2 of this Article shall not apply to, any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such individual solely in his or her capacity as a director of the Corporation. In addition to and notwithstanding the foregoing provisions of this Article, a transaction or business opportunity shall not be deemed to be a “corporate opportunity” for the Corporation if it is a transaction or opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (b) by its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (c) is one in which the Corporation has no interest or reasonable expectancy.

ARTICLE VIII
AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

Section 1. Amendments to Articles of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by the NRS; provided that:

(a) notwithstanding anything to the contrary contained in the Articles of Incorporation (except as otherwise provided in subsection (b) of this Section), in addition to any vote required by applicable law, none of the following provisions of the Articles of Incorporation may be amended, altered, changed, repealed or rescinded, in whole or in part (and no provision inconsistent therewith or contrary thereto may be adopted), except with the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VII, this Article VIII, Article IX, Article X and Article XI; and

(b) the provisions of subsection (a) of this Section shall not apply to any amendment or restatement of the Articles of Incorporation (including, without limitation, pursuant to articles of merger, conversion or exchange) to be effected pursuant to, or to be effective upon or after the consummation of, a merger, conversion or exchange to which the Corporation is a constituent entity, in each case which has been otherwise duly authorized and approved by the board of directors and the stockholders of the Corporation in accordance with the Articles of Incorporation, the Bylaws, the NRS and other applicable law.

Section 2. Amendments to Bylaws. The board of directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Nevada or the Articles of Incorporation. Notwithstanding anything to the contrary contained in the Articles of Incorporation or the Bylaws, or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required pursuant to the Articles of Incorporation, the Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith or contrary thereto.

ARTICLE IX
INAPPLICABILITY OF CERTAIN NEVADA STATUTES

Section 1. Inapplicability of Combinations with Interested Stockholders Statutes. At such time, if any, as the Corporation becomes a “resident domestic corporation” (as that term is defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.

Section 2. Inapplicability of Acquisition of Controlling Interest Statutes. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

ARTICLE X
INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 1. Indemnification Against Claims of Third Parties. The Corporation shall indemnify any person who was or is a party or is threatened to be  made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, advisory director, member of a committee appointed by the directors of the Corporation, or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if it is determined as provided in Section 3 of this Article that he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 2. Indemnification Against Derivative Claims. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, advisory director, member of a committee appointed by the directors of the Corporation, or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if it is determined as provided in this Article, that he:

(a) is not liable pursuant to NRS 78.138; or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 3. Indemnification in Respect of Successful Defenses. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 and Section 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified by the Corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 4. Determination of Propriety of Indemnification. Any indemnification under Section 1 and Section 2 of this Article, unless ordered by a court or advanced by pursuant to Section 5 of this Article, may be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances.  The determination may be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 5. Advance Payments. Expenses incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.  The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 6. Insurance. The Corporation may, but is not required to, purchase and maintain insurance in such  amounts and providing coverage on such terms as shall be reasonable to the Corporation on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

Section 7. Miscellaneous. The indemnification provided by this Article:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any agreement, vote of stockholder(s), or disinterested directors or otherwise, for either an action in his official capacity or an action  in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 2 or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

(b) Continues for a person who has ceased to be a director, advisory director, member of a committee appointed by the directors of the Corporation, or officer and inures to the benefit of the heirs, executors and administrators of such a person.

ARTICLE XI
MISCELLANEOUS; CERTAIN DEFINED TERMS

Section 1. Mandatory Forum. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Sixth Judicial District Court of Northern Nevada shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Articles of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine.

Section 2. Severability. If any provision or provisions of the Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of the Articles of Incorporation (including, without limitation, each portion of any paragraph of the Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of the Articles of Incorporation (including, without limitation, each such portion of any paragraph of the Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed (i) so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or (ii) for the benefit of the Corporation to the fullest extent permitted by law.

Section 3. Determination of Beneficial Ownership. For all purposes under the Articles of Incorporation, beneficial ownership of the Corporation’s capital stock shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4. Deemed Notice and Consent. To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) the Articles of Incorporation (including, without limitation, Article VII, Section 1 of this Article and this Section 4), (b) the Bylaws and (c) any amendment to the Articles of Incorporation or the Bylaws enacted or adopted in accordance with the Articles of Incorporation, the Bylaws and applicable law.

Section 5. Certain Defined Terms. As used in these Articles of Incorporation, the following capitalized terms shall have the respective meanings set forth below:

(a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(b) “Control” (including its correlative forms, “Controlled by” and “under common Control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

(c) “Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(d) “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the voting power of the capital stock of such corporation entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the voting power of the equity interests of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, manager, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

(e) “Total Number of Directors” shall mean, at any time, the total number of authorized directors then comprising the entire board of directors of the Corporation.

(f) “Transfer” (and its correlative forms, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

* * * *

IN WITNESS WHEREOF, I have executed this Certificate of Amended and Restated Articles of Incorporation of Paramount Gold Nevada Corp. as of February 19, 2015.

/s/ Carlo Buffone
Name: Carlo Buffone
Title: Chief Financial Officer